Exhibit 99.1

                                                                    NEWS RELEASE
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                                            Contact:  David Higie
                                            Phone:    (412) 269-6449
                                            Release:  Immediate (Sept. 5, 2006)

BAKER REPORTS PRELIMINARY FINANCIAL INFORMATION FOR SECOND QUARTER OF 2006; RECEIVES EXTENSION FROM AMEX

         PITTSBURGH - Michael Baker Corporation (Amex:BKR) (the "Company") today reported its preliminary unaudited financial information for the second quarter and first half of 2006 compared to its actual reported results for the same periods in 2005. The Company is providing these preliminary results in an effort to keep its shareholders informed about the performance of the Company while it works to complete and, as previously announced, file its delayed Form 10-Q for this reporting period by September 30, 2006.

         The Company also announced that it has been notified by the American Stock Exchange (Amex) that Amex has granted the Company an extension until September 30, 2006, to regain compliance with the Amex listing standards by filing with the Securities and Exchange Commission its Form 10-Q for the quarter ended June 30, 2006.

         For the second quarter, the Company's total contract revenues were approximately $153 million, which compares to reported total contract revenues of $143 million for the second quarter of 2005. The increase in the year-over-year revenue is attributable primarily to growth in domestic Energy segment revenue and the Engineering segment's transportation-related revenue, and the addition of revenue totaling $1.8 million as a result of the acquisition of Buck Engineering in April 2006. The Company is not providing a range of earnings per share for the second quarter of 2006 until the Form 10-Q is completed and filed. Earnings per diluted common share for the second quarter of 2005 were $0.00.

         Revenues in the Engineering segment increased approximately six percent from the year-ago three-month period due to the factors mentioned above, while revenues in the Energy segment increased approximately 10 percent compared to the second quarter of 2005.

         For the first six months of 2006, the Company's total contract revenues were approximately $299 million, compared to $287 million for the first half of 2005.

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         Total estimated backlog for the Company was approximately $1.36 billion at June 30, 2006, compared to $1.32 billion at December 31, 2005. Approximately $25 million of the total backlog at June 30, 2006, resulted from the Buck acquisition.

         The Company cautions that all of these results are preliminary and subject to change, possibly materially, following the completion and analysis of the financial statements for the second quarter of 2006, and that the above preliminary and unaudited financial information does not represent all of the information that would normally be included in a quarterly report on Form 10-Q with respect to the Company's financial results.

         Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

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